                                                                     EXHIBIT 4.9

                          ANTIBODY LICENSE AGREEMENT


                                    BETWEEN


                          HUMAN GENOME SCIENCES, INC.


                                      AND


                     CAMBRIDGE ANTIBODY TECHNOLOGY LTD./1/
                                                        -

                               FEBRUARY 29,2000









-----------------------------
/1/   [***] indicates that text has been deleted, which is subject to a
 -
confidential treatment request. This text has been filed with the SEC on a supplemental basis.
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                            ANTIBODY COLLABORATION,

                         OPTION AND LICENSE AGREEMENT

     This Agreement ("Agreement") dated as of the 29th of February 2000 (the "Effective Date"), is entered into by Human Genome Sciences, Inc. ("HGS"), a Delaware corporation, having its principal offices at 9410 Key West Avenue, Rockville, Maryland 20850, United States of America and Cambridge Antibody Technology, Ltd., ("CAT"), an English corporation having its registered office at The Science Park, Melbourn Cambridgeshire SG8 6JJ, United Kingdom.

The parties hereby agree as follows:

1.   DEFINITIONS

     1.1 "AFFILIATE" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control.

     1.2 "ANTIBODY" shall mean a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

     1.3 "CAT ANTIBODY LIBRARY" shall mean CAT's complete scFv phage antibody library in existence on the Effective Date, and all updates, additions and improvements to such library made by CAT during the five-year period commencing on the Effective Date. This library shall not include an

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antibody library made by ribosome display, and such a ribosome display library shall not be considered an update, addition or improvement to CAT ANTIBODY LIBRARY.

     1.4 "CAT ANTIBODY PATENTS" shall mean (1) the Winter II Patent Rights (European Patent Number, EPO36884/PCT/GB89/01334, and its US equivalents namely the Winter/Lerner Applications, US Numbers 07/933,958, 07/933,959, 07/941/761,07/941,762, and their European equivalents), (2) the McCafferty Patent Rights (European Patent Number EPO584877BI/PCTGB91/01134, and U.S. equivalents) and (3) the Griffiths Patents Rights (US Number 5,885,793, and its European equivalents) all licensed to CAT pursuant to the license agreement dated January 7, 1997 between CAT and the Medical Research Council ("MRC").

     1.5 "CAT BACKGROUND IP" means all PATENT RIGHTS, KNOW-HOW and MATERIAL (including the CAT ANTIBODY LIBRARY) which CAT owns or which CAT is licensed to use which directly relate to ANTIBODIES at the Effective Date or during the RESEARCH TERM or IMPROVEMENTS which CAT owns before or after the Effective Date which directly relate to the ANTIBODIES, including, but not limited to, (1) the Winter II Patent Rights (European Patent Number, EPO36884/PCT/GB89/01334, and its US equivalents namely the Winter/Lerner Applications, US Numbers 07/933,958, 07/933,959, 07/941,761, 07/941,762, and their European equivalents), (2) the
McCafferty Patent Rights (European Patent Number EPO584877BI/PCTGB91/01134, and U.S. equivalents) and (3) the Griffiths Patent Rights (US Number 5,885,793, and its European equivalents) all licensed to CAT pursuant to the license agreement dated January 7, 1997 between CAT and the Medical Research Council ("MRC"). In addition, for the sake of clarity, CAT BACKGROUND IP shall include PATENT RIGHTS, KNOW-HOW, and MATERIAL related to CAT's ProAb and ProxiMol technologies.

     1.6 "CAT RESEARCH ANTIGEN"shall mean an HGS ANTIGEN that is identified by CAT after June 30, 2001 pursuant to Paragraph 5.1.

     1.7 "CAT THIRD PARTY ROYALTY OBLIGATIONS" means all Royalties payable by CAT under license agreements with third parties subject to the mutual offset provisions provided for in such

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agreements as of the Effective Date and which cover activities conducted by CAT for itself or on behalf of HGS pursuant to Article 7 or by HGS pursuant to the licenses granted to HGS by CAT pursuant to this Agreement including but not limited to the agreements set out in Exhibit A.

     1.8 "CONFIDENTIAL INFORMATION" means any scientific, technical, trade or business information disclosed by one Party to the other Party which is (a) disclosed in writing or other tangible form and labeled "CONFIDENTIAL" at the time of disclosure or (b) disclosed verbally and identified as confidential at the time of disclosure and subsequently summarized and confirmed in writing as confidential within twenty (20) days of such oral disclosure. "Confidential Information" does not include information which (a) was known to the Receiving Party at the time it was disclosed, other than by previous disclosure by the Disclosing Party, as evidenced by written records at the time of disclosure: (b) at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the Receiving Party by a third party who did not derive it from the Disclosing Party and who imposes no obligation of confidence on the Receiving Party; (d) is developed by the Receiving Party independent of any disclosure by the Disclosing Party, as evidenced by the Receiving Party's written records; or
(e) is required by law or regulation to be disclosed.

     1.9 "COST OF GOODS" shall mean, with respect to a product, the sum of the actual direct and indirect costs for active and other ingredients, materials, packaging, labeling, salary and benefits for direct labor and an allocated portion of direct overhead, incurred in manufacturing such product, consistently applied among all products manufactured, as determined in accordance with generally accepted accounting principles in the United States consistently applied ("GAAP").

     1.10 "DIAGNOSTIC PRODUCT" shall mean a PRODUCT for use to predict, detect or identify a disease in a human or to determine the presence of a pathologic condition in a human.

     1.11 "DOSSIER" shall mean, with respect to an antigen, a written document, together with copies of the data underlying the information contained therein, satisfying the requirements of Paragraph

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8.2 and containing research information reasonably sufficient to demonstrate that one or more ANTIBODIES to such antigen satisfies the requirements of Exhibit B.

     1.12 "EXCLUSIVE CAT PRODUCT" shall mean a product for use in the FIELD comprising an ANTIBODY which binds to an CAT RESEARCH ANTIGEN for which CAT has exercised an option under Paragraph 2.10 and HGS is obligated to grant a license pursuant to Paragraph 5.3.

     1.13 "EXCLUSIVE HGS PRODUCT" shall mean a product for use in the FIELD comprising an ANTIBODY which binds to an HGS ANTIGEN for which HGS has exercised an option under Paragraph 2.2 and CAT is obligated to grant a license pursuant to Paragraph 3.1.

     1.14 "FIELD" shall mean any human therapeutic or diagnostic use.

     1.15 "FTE" shall mean a full time equivalent employee assigned to the HGS pursuant to Paragraph 7.3.

     1.16 "HGS ANTIGEN" shall mean an antigen for which HGS has HGS BACKGROUND
IP.

     1.17 "HGS BACKGROUND IP" shall mean Patent Rights, Know-How and Material which HGS owns or which HGS is licensed to use which directly relate to an antigen at the Effective Date or during the RESEARCH TERM or IMPROVEMENTS which HGS owns before or after the Effective Date which directly relate to an antigen.

     1.18 "HGS RESEARCH ANTIGEN" shall mean a HGS ANTIGEN for which HGS has a PATENT RIGHT.

     1.19 "HGS RESEARCH PRODUCT" shall mean a product consisting of multiple antibody-antigen combinations and/or multiple antibodies (whether on microarray chips or in other format) sold by HGS to a THIRD PARTY for research purposes only, provided that at least [***] of the antibodies contained in such product are directed to HGS RESEARCH ANTIGENS and further provided that such

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product contains at least [***], such HGS RESEARCH ANTIGENS. An EXCLUSIVE HGS
PRODUCT cannot be a HGS RESEARCH PRODUCT.

     1.20 "IMPROVEMENT" shall mean any improvements, modifications, and adaptations (whether patentable or otherwise) to any part of either CAT BACKGROUND IP or HGS BACKGROUND IP which may arise under research conducted by CAT and/or HGS pursuant to this Agreement. It is recognized and agreed that an ANTIBODY to an HGS ANTIGEN and any improvements, modifications or adaptations to such ANTIBODY will not be considered IMPROVEMENTS for the purposes of this Agreement.

     1.21 "IND" shall mean an Investigational New Drug application filed with the Food and Drug Administration in the United States of America, or the successor agency thereto (the "FDA"), or any equivalent filing with the applicable foreign regulatory authority to commence human clinical testing of a PRODUCT in any other country.

     1.22 "SUBSCRIPTION AGREEMENT" shall mean the Subscription Agreement between the parties executed simultaneously with this Agreement.

     1.23 "KNOW-HOW" shall mean all unpatented information, whether or not patentable, relating to materials, methods, processes, techniques and data for the development, manufacture, use or sale of an antigen, ANTIBODY or PRODUCT which is known to a Party and which a Party is free to transfer or disclose without violating contractual obligations to any third party.

     1.24 "MATERIAL" shall mean any chemical or biological substances, including but not limited to any: (a) organic or inorganic chemical element or compound;
(b) nucleotide or nucleic acid sequences, including DNA and RNA sequences, derived by natural or synthetic means; (c) gene; (d) vector or construct, including but not limited to plasmids phagemids, phages or viruses; (e) host organism, including bacteria, fungi, algae, protozoa and yeast; (f) other genetic material or micro-organism; (g) gene product, including but not limited to any peptide or amino acid sequence, protein, enzyme or ANTIBODY, and any fragment thereof conferring targeting properties in vitro and/or in vivo; (h) eukaryotic or prokaryotic cell line

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or expression system or any development strain or produce of that cell line or expression system; (i) ANTIBODY or ANTIBODY producing cell line, including hybridomas; (j) drug or pro-drug; or (k) assay or reagent.

     1.25 "NET SALES" shall mean the amounts invoiced on the sales of a product by a Party, its sublicensees and AFFILIATES to independent, unrelated third parties in bona fide arms' length transactions, less the following deductions properly documented actually allowed and taken by such third parties and not otherwise recovered by or reimbursed by the Party, its AFFILIATES or sublicensees: (a) trade, cash and quantity discounts, including charge backs;
(b) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (c) freight, insurance and other transportation charges to the extent added to the sales prices and set forth separately as such in the total amount invoiced; (d) amounts repaid or credited by reason of rejections, defects or returns, or because of retroactive price reductions, or due to governmental laws or regulations requiring rebates; (e) import duties; and means further the amount of fair market value of all other consideration received by the Party, or its sublicensees or AFFILIATES in respect of the product, whether such consideration is in cash, payments in kind, exchange or other forms; but does not mean sales of the product between or among a Party and its sublicensees and/or AFFILIATES. In the event a product is sold in combination with other active components ("Combination Product"), NET SALES for purposes of royalty payments on the Combination Products shall be calculated by multiplying the NET SALES of the Combination Product by the fraction A/(A/B), where A is the gross selling price of the product sold separately (i.e., without the other active components) and B is the gross selling price of the other active components. In the event that no such separate sales are made NET SALES of the Combination Product by C/(C+D) where C is the fully allocated cost of the product (not including the other active components) and D is the fully allocated cost of such other active components such costs being determined using generally accepted accounting procedures consistently applied.

     1.26 "OPERATING PROFIT" shall mean with respect to a product sold by either party or AFFILIATES, NET SALES less (i) COST OF GOODS; (ii) costs and expenses of Phase IV studies (i.e.,

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post-marketing clinical studies); and (iii) marketing, promotion, distribution and selling expenses of HGS or CAT or their AFFILIATES as the case may be, all as determined in accordance with GAAP.

     1.27 "PATENT RIGHTS" shall mean patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents, and models and certificates of addition, and all foreign counterparts of them and includes divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations, or additions of or to them as well as any supplementary protection certificate or any other post patent expiration extension of patent protection in respect to them.

     1.28 "PRODUCT" shall mean an EXCLUSIVE CAT PRODUCT and/or an EXCLUSIVE HGS PRODUCT.

     1.29 "RESEARCH PROGRAM IP" shall mean all PATENT RIGHTS and KNOW-HOW that arises under research conducted by CAT and/or HGS pursuant to this Agreement.

     1.30 "RESEARCH TERM" shall mean the period beginning on the Effective Date and ending on December 31, 2009.

     1.31 "SPC" shall mean a right based upon an underlying patent such as a Supplementary Protection Certificate.

     1.32 "THERAPEUTIC PRODUCT" shall mean a PRODUCT for use in the treatment or prevention of a disease or disorder in humans.

     1.33 "THIRD PARTY" shall mean any party, other than HGS or CAT or an AFFILIATE of CAT or HGS.

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     2.  LICENSE GRANTS AND COVENANTS

         HGS Antibody Products
         ---------------------

         2.1 CAT grants to HGS a royalty-free non-exclusive, worldwide license (without the right to grant sublicenses) under CAT BACKGROUND IP to perform research and development with respect to HGS ANTIGENS during the RESEARCH TERM.

         2.2 CAT hereby grants to HGS non-exclusive, non-transferable options to obtain a license under Paragraph 2.3 for EXCLUSIVE HGS PRODUCTS directed to HGS ANTIGENS, with each such option being exercisable in accordance with the provisions of Paragraph 3.1 until the end of the RESEARCH TERM.

         2.3 With respect to EXCLUSIVE HGS PRODUCTS directed to each HGS ANTIGEN for which HGS has exercised an option under Paragraph 2.2 and CAT has the right and is obligated to grant a license pursuant to Paragraph 3.1, CAT hereby grants to HGS an exclusive worldwide license (with the right to grant sublicenses) under CAT BACKGROUND IP to research, develop, make, have made, use, import, offer to sell and sell such EXCLUSIVE HGS PRODUCTS in the FIELD.

         HGS Research Products
         ---------------------

         2.4 Subject to the rights and obligations set out in the agreements listed in Exhibit C, CAT hereby grants to HGS non-exclusive, non-transferable options to obtain a license under Paragraph 2.5 for HGS RESEARCH PRODUCTS, with each such option being exercisable in accordance with the provisions of Paragraph 4.1 until the end of the RESEARCH TERM.

         2.5 With respect to HGS RESEARCH PRODUCTS for which HGS has exercised an option under Paragraph 2.4 and CAT has the right and is obligated to grant a license pursuant to Paragraph 4.1, CAT hereby grants to HGS a nonexclusive worldwide license (with the right to grant sublicenses) under CAT BACKGROUND IP to research, develop, make, have made, use, import, offer to sell and sell such HGS RESEARCH PRODUCTS.

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         2.6   CAT hereby grants to HGS nonexclusive, non-transferable options to obtain a license for a THIRD PARTY under Paragraph 2.7 for an antibody directed to an HGS RESEARCH ANTIGEN contained in an HGS RESEARCH PRODUCT, with each such option being exercisable in accordance with the provisions of Paragraph 4.2 until the end of the RESEARCH TERM, provided that (i) HGS shall pay to CAT a payment of [***] when a THIRD PARTY obtains a license under Paragraph 2.7 and (ii) if the THIRD PARTY does not file an IND in respect of such HGS RESEARCH ANTIGEN within [***] of the grant of the license, such license shall become non-exclusive.

         2.7 With respect to an antibody directed to an HGS ANTIGEN contained in an HGS RESEARCH PRODUCT for which HGS has exercised an option under Paragraph
2.6 and CAT has the right and is obligated to grant a license pursuant to Paragraph 4.2, CAT hereby grants to HGS an exclusive worldwide license, with the right to grant a sublicense to a THIRD PARTY, and for the sole purpose of granting such a sublicense, under CAT BACKGROUND IP to research, develop, make, have made, use, import, offer to sell and sell such antibody.

         2.8 It is expressly understood by both parties that the license granted pursuant to Paragraph 2.7 is solely for the benefit of a THIRD PARTY who has purchased an HGS RESEARCH PRODUCT and who has used such product to identify an antibody for which such THIRD PARTY desires to obtain a license to CAT BACKGROUND IP. HGS' ability to grant such a license is not intended to be a blanket right to grant licenses to CAT BACKGROUND IP and is not to be used by HGS or a THIRD PARTY to avoid milestone and royalty payments that would otherwise be owed pursuant to a license granted pursuant to Paragraph 2.3. HGS shall only grant such licenses in good faith. If at any time, CAT reasonably determines that HGS is in breach of its obligations under this paragraph, CAT may initiate the dispute resolution procedure set out in Exhibit D. During the pendency of the dispute, HGS shall not be entitled to grant any licenses for the benefit of a THIRD PARTY.

         CAT Antibody Products
         ---------------------

         2.9 Effective 12:01 am EST, July 1, 2001, HGS grants to CAT a non-exclusive, non-transferable, worldwide license (without the right to grant sublicenses) under HGS BACKGROUND IP to

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perform research and development with respect to CAT RESEARCH ANTIGENS during the RESEARCH TERM.

         2.10 Subject to the terms and conditions of this Agreement, including but not limited to Paragraphs 5.3.4 and 5.7, HGS hereby grants to CAT non-exclusive, non-transferable options to obtain a license under Paragraph 2.11 for EXCLUSIVE CAT PRODUCTS for each of up to six (6) CAT RESEARCH ANTIGENS, with each such option being exercisable in accordance with the provisions of Paragraph 5.3 until the end of the RESEARCH TERM.

         2.11 With respect to EXCLUSIVE CAT PRODUCTS directed to each CAT RESEARCH ANTIGEN for which CAT has exercised an option under Paragraph 2.10 and HGS has the right and is obligated to grant a license pursuant to Paragraph 5.3, HGS hereby grants to CAT an exclusive worldwide license (with the right to grant sublicenses) under HGS BACKGROUND IP to research, develop, make, have made, use, import, offer to sell and sell such EXCLUSIVE CAT PRODUCTS in the FIELD. Any such exclusive license shall be subject to HGS' right to develop, make and use antibodies (other than such EXCLUSIVE CAT PRODUCTS) to such CAT RESEARCH ANTIGEN (and to grant an AFFILIATE or a THIRD PARTY such right) solely for the internal research and development of products that do not comprise an ANTIBODY.

         Miscellaneous
         -------------

         2.12 CAT shall use HGS BACKGROUND IP only as (sub)licensed and permitted hereunder HGS shall use CAT BACKGROUND IP only as (sub)licensed and permitted hereunder.

         2.13  The rights and (sub)licenses granted to HGS by CAT are
(sub)licensable and/or transferable by HGS only with respect to an EXCLUSIVE HGS PRODUCT or an HGS RESEARCH PRODUCT and in accordance with the provisions of this Agreement. The rights and (sub)licenses granted to CAT by HGS are
(sub)licensable and/or transferable by CAT only with respect to an EXCLUSIVE CAT PRODUCT and in accordance with the provisions of this Agreement.

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     2.14 No rights, other than those expressly set forth in this Agreement, are granted to CAT or HGS hereunder, and no additional rights shall be granted to CAT or HGS by implication, estoppel or otherwise.

     2.15 For the purposes of this Agreement, but without limitation, CAT shall not have the right or the obligation to grant HGS a license under CAT BACKGROUND IP to use an antigen to research, develop, make, have made, use, offer to sell and import related EXCLUSIVE HGS PRODUCTS OR HGS RESEARCH PRODUCTS in the FIELD, [***].

     2.16 For the purposes of this Agreement, but without limitation, HGS shall not have the right or the obligation to grant CAT a license under HGS BACKGROUND IP to use an antigen to research, develop, make, have made, use, offer to sell, sell and import related EXCLUSIVE CAT PRODUCTS in the FIELD, [***].

3.   HGS ANTIBODY PRODUCTS

     3.1  HGS' option under Paragraph 2.2 shall be exercisable as follows:

          3.1.1 If HGS desires to exercise its option for an HGS ANTIGEN, HGS shall so notify CAT in writing and deliver to CAT a DOSSIER in accordance with Article 8. HGS may not exercise its option for any HGS ANTIGEN unless one or more ANTIBODIES developed by HGS to such HGS ANTIGEN satisfies the requirements of Exhibit B.

          3.1.2 Within [***] after receipt of such notice and DOSSIER, CAT shall notify HGS in writing if CAT does not have the right or obligation as defined in Paragraph 2.15) to grant HGS the license under Paragraph 2.3 for such HGS ANTIGEN. If CAT does not have such right, CAT shall have no obligation to grant HGS the license under Paragraph 2.3 for such HGS ANTIGEN. Unless CAT timely notifies HGS in writing that it does not have such a right or obligation, the exclusive license grant under Paragraph 2.3 for EXCLUSIVE HGS PRODUCTS directed to such HGS ANTIGEN shall be effective upon the expiration of such [***] period.

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     3.2  HGS or its AFFILIATES or sublicensees shall not (and shall not attempt or purport to) administer to humans any ANTIBODY or HGS RESEARCH PRODUCT or submit any regulatory application or other submission to obtain approval therefor, unless and until HGS has obtained a license under Paragraph 2.3 for EXCLUSIVE HGS PRODUCTS directed to such HGS ANTIGEN or a THIRD PARTY has obtained a license for an antibody directed to such HGS RESEARCH ANTIGEN pursuant to Paragraph 2.7.

4.   HGS RESEARCH PRODUCTS

     4.1  HGS' option under Paragraph 2.4 shall be exercisable as follows:

          4.1.1 If HGS desires to exercise its option for an HGS RESEARCH PRODUCT, HGS shall so notify CAT in writing and deliver to CAT a list of all antibodies contained in the product which are directed to HGS RESEARCH ANTIGENS or other antigens.

          4.1.2 Within [***] after receipt of such notice and list, CAT shall notify HGS in writing if CAT does not have the right or obligation as defined in Paragraph 2.15 to grant HGS the nonexclusive license under Paragraph
2.5 for each antibody contained in such product. If CAT does not have such a right, CAT shall have no obligation to grant HGS the license under Paragraph 2.5 for such HGS RESEARCH PRODUCT. Unless CAT timely notifies HGS in writing that it does not have such right or obligation, the exclusive license grant under Paragraph 2.5 for such HGS RESEARCH PRODUCT shall be effective upon the expiration of such [***] period.

     4.2  HGS' option under Paragraph 2.6 shall be exercisable as follows:

          4.2.1 If HGS desires to exercise its option to obtain a license for a THIRD PARTY under Paragraph 2.7 for an antibody directed to an HGS ANTIGEN contained in an HGS RESEARCH PRODUCT, HGS shall so notify CAT in writing.

          4.2.2 Within [***] days after receipt of such notice, CAT shall notify HGS in writing if CAT does not have the right or obligation as defined in Paragraph 2.15 to grant HGS the license under

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Paragraph 2.7 for such antibody. If CAT does not have such a right, CAT shall have no obligation to grant HGS the license under Paragraph 2.7 for such antibody. Unless CAT timely notifies HGS in writing that it does not have such a right or obligation, the exclusive license grant under Paragraph 2.7 for such antibody shall be effective upon the expiration of such [***] period.

5.   CAT ANTIBODY PRODUCTS

     5.1 Beginning July 1, 2001 and continuing throughout the RESEARCH TERM, CAT shall notify HGS in writing of each CAT RESEARCH ANTIGEN, with which CAT desires to conduct research and development pursuant to Paragraph 2.10 and in accordance with the provisions of this Agreement. Within [***] after receipt of such notice, HGS shall notify CAT in writing if HGS does not have the right or the obligation as defined in Paragraph 2.15 to grant CAT an exclusive license under Paragraph 2.11 for such antigen. Notwithstanding anything to the contrary in this Agreement, not more than [***] antigens, for which CAT has not exercised its option under Paragraph 2.9 and has not been granted a license under Paragraph 2.11, may be designated as CAT RESEARCH ANTIGENS at any one time.

     5.2 For each CAT RESEARCH ANTIGEN, during the RESEARCH TERM, HGS shall provide CAT with (a) such reasonable quantities of such purified protein, cell lines or other biological material for the production, screening or assaying of ANTIBODIES, as HGS has reasonably available and CAT requests, and (b) such reasonable quantities of available isolated clones as CAT requests.

     5.3  CAT's option under Paragraph 2.10 shall be exercisable as follows:

          5.3.1 If CAT desires to exercise its option for a CAT RESEARCH ANTIGEN, CAT shall so notify HGS in writing and deliver to HGS a DOSSIER in accordance with Article 8. CAT may exercise its option for any CAT RESEARCH ANTIGEN unless one or more ANTIBODIES developed by CAT to such CAT RESEARCH ANTIGEN satisfies the requirements of Exhibit B.

          5.3.2 Within [***] after receipt of such notice and DOSSIER, HGS shall notify CAT in writing if HGS does not have the right (or the obligation as defined in Paragraph 2.15) to grant CAT the

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license under Paragraph 2.11 for such CAT RESEARCH ANTIGEN. If HGS does not have such right or obligation, HGS shall not be obligated to grant to CAT the exclusive license under Paragraph 2.11 for such CAT RESEARCH ANTIGEN. Unless HGS timely notifies CAT in writing that it does not have such a right or obligation, the exclusive license grant under Paragraph 2.11 for EXCLUSIVE CAT PRODUCTS directed to such CAT RESEARCH ANTIGEN shall be effective upon the expiration of such [***] period.

          5.3.3 CAT may not exercise the options under Paragraph 2.10 to obtain exclusive licenses under Paragraph 2.11 for EXCLUSIVE CAT PRODUCTS directed to more than six (6) CAT RESEARCH ANTIGENS during the term of this Agreement, except as provided in Paragraphs 5.3.4 and 5.7.

          5.3.4 If, after exercising its option to an EXCLUSIVE CAT PRODUCT, CAT determines that development and commercialization of such product is commercially unfeasible, CAT shall have the option to claim pursuant to this Paragraph 5.3 a different CAT RESEARCH ANTIGEN as a replacement for the CAT RESEARCH ANTIGEN originally claimed. This option may only be exercised within one year of HGS' grant of the original license pursuant to Paragraph 5.3.2 or prior to filing of an IND for the original EXCLUSIVE CAT PRODUCT, whichever is earlier. In no event, may CAT exercise its option pursuant to this paragraph more than six (6) times in total for all EXCLUSIVE CAT PRODUCTS, except that in the event that HGS exercises its option pursuant to Paragraph 5.5 to co-develop/co-market an EXCLUSIVE CAT PRODUCT for which CAT had exercised one of its six replacement options, such replacement shall not count against CAT's six replacement options.

     5.4 CAT or its AFFILIATES or sublicensees shall not (and shall not attempt or purport to) administer to humans any ANTIBODY directed to an CAT RESEARCH ANTIGEN, or file or submit any regulatory application or other submission to obtain approval therefor, unless and until CAT has exercised an option under Paragraph 2.10 and obtained a license under Paragraph 2.11 for an EXCLUSIVE CAT PRODUCT directed to such CAT RESEARCH ANTIGEN.

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

     5.5 Upon the filing of an IND by CAT for an EXCLUSIVE CAT PRODUCT, CAT shall offer to HGS by written notice the option to co-develop/co-market such EXCLUSIVE CAT PRODUCT. Such written notice shall contain a complete description of the product and all preclinical data on the product and shall include a copy of the IND filing. Such notice shall also include a detailed accounting of the out-of-pocket expenses expended by CAT with respect to manufacturing and pre-clinical studies of such product. Within [***] receipt of such notice by HGS, HGS shall notify CAT whether it wishes to exercise its option to co-develop/co-market such product. If HGS notifies CAT that it wishes to exercise its option, the parties shall promptly form a JOINT MANAGEMENT COMMITTEE ("JMC"") which shall be responsible for the management of all future preclinical, clinical and commercial activities.

     5.6 The JMC shall consist of three (3) representatives of each party, but each party shall have only one vote. All decisions of the JMC shall be by unanimous vote.

          5.6.1 Each party shall notify the other party in writing of its initial representatives to the JMC within thirty (30) days after exercise by HGS of its option. Each party may substitute one or more representatives from time to time effective upon written notice to the other party.

          5.6.2 The JMC shall meet not less than once each quarter so long as development and commercialization of a product is being diligently pursued by the parties hereunder, at such times and places as mutually agreed by the parties, alternating between Cambridge, England and Rockville, Maryland or such other places as the parties mutually agree. If the parties mutually agree, any meeting of the JMC may be held by telephone or video conference. At each such meeting, the JMC representatives shall discuss and make decisions with respect to the development of the products.

          5.6.3 The JMC shall direct and coordinate all activities related to the planning and implementation of clinical trials with respect to a product. As soon as reasonably practicable, the JMC will prepare and approve a development plan for the product, which shall describe in detail the development work with respect to such product, which party shall perform which tasks, the budget for such work for the ensuing year and including, in the case of the first such annual budget, the remaining months of the then current year, as well as milestones, time frames and operating plans (as amended from time to time by the JMC, the "DEVELOPMENT PLAN"). The DEVELOPMENT PLAN shall be reviewed annually by the JMC and the annual budget for the ensuing year shall be approved by the JMC no later than December 15/th/ of the then current year. The DEVELOPMENT PLAN shall allocate responsibilities to the respective parties consistent with their respective capabilities and, to the extent possible, so as to maximize the expeditious and cost-effective development of the product.

     5.7 Notwithstanding Section 5.5, HGS shall not have the option to co-develop/co-market more than eighteen (18) EXCLUSIVE CAT PRODUCTS, unless the parties otherwise mutually agree. In addition, HGS shall only have the right to exercise its option rights under this paragraph [***] without the prior agreement of CAT. Each EXCLUSIVE CAT PRODUCT for which HGS exercises its option shall not count against the total number of CAT EXCLUSIVE PRODUCTS that CAT may develop and commercialize.

     5.8 Upon exercise of its option, HGS shall reimburse CAT the [***] exclusivity fee paid pursuant to Paragraph 6.12(a) and fifty percent (50%) of the out-of-pocket expenses expended by CAT with respect to manufacturing and pre-clinical studies of such product. Each party shall fund or contribute fifty percent (50%) of the future effort involved in all development, marketing, sales and other costs associated with the development and commercialization of such EXCLUSIVE CAT PRODUCT and shall share equally in such activities as mutually agreed to by the parties, in return for fifty percent (50%) of the OPERATING PROFIT therefrom, in lieu of the royalties and milestones set forth in Article
6. At any time after completion of a clinical trial, either HGS or CAT may opt out of further co-development/co-marketing of such EXCLUSIVE CAT PRODUCT, in which event the remaining party shall pay to the other the royalties and future milestones set out in Article 6 as if such product had not been jointly developed, provided that if HGS is the party who opts out, then the remaining EXCLUSIVE CAT PRODUCT shall not count against the total number of CAT EXCLUSIVE PRODUCTS that CAT may develop and commercialize.

6.   PAYMENTS AND ROYALTIES

     6.1 In consideration of the licenses granted and to be granted hereunder, HGS will pay to CAT on the Effective Date twelve million U.S. dollars ($12,000,000).

     Exclusive HGS Products
     ----------------------

     6.2 Subject to Paragraphs 6.4, 6.5, and 6.6, for each EXCLUSIVE HGS PRODUCT which is a THERAPEUTIC PRODUCT, HGS shall pay to CAT the following royalties and milestone payments (which milestone payments under this Paragraph
6.2 shall be due and payable within thirty (30) days after the applicable milestone event is achieved by or on behalf of HGS, its AFFILIATE or
(sub)licensee):

          (1) [***] upon the effective date of the license granted pursuant to Paragraphs 2.3 and 3.1.2 for such EXCLUSIVE HGS PRODUCT

          (2) [***] upon the start of a Phase I clinical trial for such EXCLUSIVE HGS PRODUCT;

          (3) [***] upon start of a Phase III clinical trial for such EXCLUSIVE HGS PRODUCT;

          (4)  [***] upon first submission of a BLA for such EXCLUSIVE HGS
               PRODUCT;

          (5) [***] upon the first regulatory approval of such EXCLUSIVE HGS PRODUCT for commercial sale; and

          (6) a royalty of [***] of NET SALES of such EXCLUSIVE HGS PRODUCT sold by HGS, its AFFILIATES and (sub)licensees.

HGS shall have no obligation to pay each milestone payment to CAT under this Paragraph 6.2 more than once for each different EXCLUSIVE HGS PRODUCT. For purposes of determining the milestone payments owing under this Paragraph 6.2, an EXCLUSIVE HGS PRODUCT shall constitute the same EXCLUSIVE HGS PRODUCT as any other EXCLUSIVE HGS PRODUCT, if such EXCLUSIVE HGS PRODUCT is directed to the same HGS ANTIGEN as the other EXCLUSIVE HGS PRODUCT, without regard to the formulation or means of administration thereof.

     6.3 Subject to Paragraph 6.4, for each EXCLUSIVE HGS PRODUCT which is a DIAGNOSTIC PRODUCT, HGS shall pay to CAT the following royalties and milestone payments (which milestone payments under this Paragraph 6.3 shall be due and payable within thirty (30) days after the applicable milestone event is achieved by or on behalf of HGS, its AFFILIATES or (sub)licensees):

          (1)  [***] upon first submission of a BLA for such EXCLUSIVE HGS
               PRODUCT;

          (2) [***] upon the first regulatory approval of such EXCLUSIVE HGS PRODUCT for commercial sale; and

          (3) a royalty of [***] of NET SALES of such EXCLUSIVE HGS PRODUCT sold by HGS, its AFFILIATES and (sub)licensees.

HGS shall have no obligation to pay each milestone payment to CAT under this Paragraph 6.3 more than once for each different EXCLUSIVE HGS PRODUCT. For purposes of determining the milestone payments owing under this Paragraph 6.3, an EXCLUSIVE HGS PRODUCT shall constitute the same EXCLUSIVE HGS PRODUCT as any other EXCLUSIVE HGS PRODUCT, if such EXCLUSIVE HGS PRODUCT is directed to the same HGS ANTIGEN as the other EXCLUSIVE HGS PRODUCT, without regard to the formulation or means of administration thereof.

     6.4 Royalty obligations under Paragraphs 6.2 and 6.3, with respect to an EXCLUSIVE HGS PRODUCT, shall terminate on a country-by-country basis and on an EXCLUSIVE HGS PRODUCT by EXCLUSIVE HGS PRODUCT basis on the later of (i) [***] after first country-wide launch of such EXCLUSIVE HGS PRODUCT in such country or
(ii) expiration of the last to expire patent on CAT BACKGROUND IP Licensed to HGS under this Agreement which covers the process, method of making, making, having made, importing, offering to sell or using or selling of such EXCLUSIVE HGS PRODUCT in the country in which such EXCLUSIVE HGS PRODUCT was developed, made, sold or used.

     6.5 In the event that HGS is required to pay a royalty to a THIRD PARTY in order to practice or have practiced the technology claimed in CAT's ANTIBODY PATENTS with respect to an EXCLUSIVE

HGS PRODUCT, HGS shall be able to offset [***] of such third party royalties against the royalties owed to CAT pursuant to Paragraph 6.2, provided that the royalty owed to CAT on any such EXCLUSIVE HGS PRODUCT shall not be less than [***] of Net Sales in any year in which such royalty is owed.

     6.6 In the event that CAT THIRD PARTY ROYALTY OBLIGATIONS are reduced from the amounts that CAT owes or would owe as of the Effective Date taking into account all applicable offsets, CAT shall promptly notify HGS in writing of such reduction, and HGS' royalty obligation under Paragraph 6.2 shall be reduced by an amount equal to [***] of such reduction.

     Nonexclusive HGS RESEARCH PRODUCTS
     ----------------------------------

     6.7 Subject to Paragraph 6.11, HGS shall pay to CAT [***]of all revenue received by HGS from the sale of a HGS RESEARCH PRODUCT, [***] of the antibodies contained in such HGS RESEARCH PRODUCT are directed to an HGS ANTIGEN, or [***] of all revenue received by HGS from the sale of a HGS RESEARCH PRODUCT, [***] of the antibodies contained in such HGS RESEARCH PRODUCT are directed to an HGS ANTIGEN.

     6.8 Notwithstanding Paragraph 6.7 but subject to Paragraph 6.11, in no event shall HGS pay to CAT an amount less than the amount equivalent to [***] of the NET SALES of such HGS RESEARCH PRODUCT in any year in which such royalty is owed.

     6.9 Subject to Paragraph 6.11, in the event that HGS grants a license to a THIRD PARTY for an antibody pursuant to its license grant under Paragraph 2.7, HGS shall pay to CAT a royalty of [***] of NET SALES of such antibody sold by such THIRD PARTY and its (sub)licensees

     6.10 Subject to Paragraph 6.11, in the event that HGS grants a license to a THIRD PARTY for the sale of a product (e.g., a small molecule or a non-antibody protein product) derived from the use of a HGS RESEARCH PRODUCT, other than a license granted to a THIRD PARTY for an antibody pursuant to a license grant under Paragraph 2.7, HGS shall pay to CAT [***] of all revenue received by HGS from such THIRD PARTY.

     6.11 Royalty obligations under Paragraphs 6.7, 6.8, 6.9, and 6.10, with respect to an HGS RESEARCH PRODUCT or other product shall terminate on a country-by-country basis and on a product by product basis on the later of (i) ten (10) years after first country-wide launch of such product in such country or (ii) expiration of the last to expire patent on CAT BACKGROUND IP licensed to HGS under this Agreement which covers the process, method of making, making, having made, importing, offering to sell or using or selling of such product in the country in which such product was developed, made, sold or used.

     Exclusive CAT Products
     ----------------------

     6.12 Subject to Paragraph 6.14, for each EXCLUSIVE CAT PRODUCT which is a THERAPEUTIC PRODUCT, CAT shall pay to HGS the following royalties and milestone payments (which milestone payments under this Paragraph 6.12 shall be due and payable within thirty (30) days after the applicable milestone event is achieved by or on behalf of CAT, its AFFILIATE or (sub)licensee):

          (1) [***] upon the effective date of the license granted pursuant to Paragraph 2.11 and 5.3.2 for such EXCLUSIVE CAT PRODUCT;

          (2) [***] upon the start of a Phase I clinical trial for such EXCLUSIVE CAT PRODUCT;

          (3) [***] upon the start of a Phase III clinical trial for such EXCLUSIVE CAT PRODUCT;

          (4)  [***] upon first submission of a BLA for such EXCLUSIVE CAT
               PRODUCT;

          (5) [***] upon the first regulatory approval of such EXCLUSIVE CAT PRODUCT for commercial sale; and

          (6) a royalty of [***] of NET SALES of such EXCLUSIVE CAT PRODUCT sold by CAT, its AFFILIATES and (sub)licensees.

CAT shall have no obligation to pay each milestone payment to HGS under this Paragraph 6.12 more than once for each different EXCLUSIVE CAT PRODUCT. For purposes of determining the milestone payments owing under this Paragraph 6.12, an EXCLUSIVE CAT PRODUCT shall constitute the same EXCLUSIVE CAT PRODUCT as any other EXCLUSIVE CAT PRODUCT, if such EXCLUSIVE CAT PRODUCT is directed to the same CAT RESEARCH ANTIGEN as the other EXCLUSIVE CAT PRODUCT, without regard to the formulation or means of administration thereof.

     6.13 Subject to Paragraph 6.14, for each EXCLUSIVE CAT PRODUCT which is a DIAGNOSTIC PRODUCT, CAT shall pay to HGS the following royalties and milestone payments (which milestone payments under this Paragraph 6.13 shall be due and payable within thirty (30) days after the applicable milestone event is achieved by or on behalf of CAT, its AFFILIATE or (sub)licensee):

          (1) [***] upon first submission of a BLA for such EXCLUSIVE CAT
              PRODUCT;

          (2) [***] upon the first regulatory approval of such EXCLUSIVE CAT PRODUCT for commercial sale; and

          (3) a royalty of [***] of NET SALES of such EXCLUSIVE CAT PRODUCT by CAT, its AFFILIATES and (sub)licensees.

CAT shall have no obligation to pay each milestone payment to HGS under this Paragraph 6.13 more than once for each different EXCLUSIVE CAT PRODUCT. For purposes of determining the milestone payments owing under this Paragraph 6.13, an EXCLUSIVE CAT PRODUCT shall constitute the same EXCLUSIVE CAT PRODUCT as any other EXCLUSIVE CAT PRODUCT, if such EXCLUSIVE CAT PRODUCT is directed to the same CAT RESEARCH ANTIGEN as the other EXCLUSIVE CAT PRODUCT, without regard to the formulation or the means of administration thereof.

     6.14 Royalty obligations under Paragraph 6.12 and 6.13, with respect to an EXCLUSIVE CAT PRODUCT, shall terminate on a country-by-country basis and on an EXCLUSIVE CAT PRODUCT by EXCLUSIVE CAT PRODUCT basis on the later of (i) ten
(10) years after first country-wide launch of such

EXCLUSIVE CAT PRODUCT in such country or (ii) expiration of the last to expire patent in HGS BACKGROUND IP licensed to CAT under this Agreement which covers the making, having made, importing, offering to sell or using or selling of such EXCLUSIVE CAT PRODUCT in the country in which such EXCLUSIVE CAT PRODUCT was developed, made, sold or used.


     6.15 In the event that CAT is required to pay a royalty to a THIRD PARTY in order to practice or have practiced the technology claimed in HGS' BACKGROUND IP with respect to an EXCLUSIVE CAT PRODUCT, CAT shall be able to offset [***] of such THIRD PARTY royalties against the royalties owed to HGS pursuant to Paragraph 6.12, provided that the royalty owed to HGS on any such EXCLUSIVE CAT PRODUCT shall not be less than [***] of Net Sales in any year in which such royalty is owed.

     Miscellaneous
     -------------

     6.16 For purposes of this Article 6, (a) "Phase I clinical trial" shall mean a human clinical trial in any country that is intended to initially evaluate the safety of a PRODUCT in subjects, or that would otherwise satisfy the requirements of 21 CFR 312.21(a); (b) "Phase III clinical trial" shall mean a human clinical trial in any country the results of which could be used as pivotal to establish safety and efficacy of a PRODUCT as a basis for a marketing approval application submitted to the FDA or the appropriate regulatory authority of such other country, or that would otherwise satisfy the requirements of 21 CFR 312.21(c); (c) a trial shall be "started" upon the enrollment of the first patient for such trial; and (d) a "BLA" shall mean a Biologics License Application, Product License Application, New Drug Application or other application for marketing approval of a product submitted to the FDA for its foreign equivalent submitted to the appropriate regulatory authority of any other country.


     6.17 If, at the time when any milestone payment listed in the applicable Paragraph under this Article 6 with respect to a PRODUCT is due from a party, such party has not paid all other milestone payments (if any) previously listed in such Paragraph with respect to such PRODUCT, then at such time such party shall pay all such unpaid milestone payments (if any) previously listed in such Paragraph with respect to such PRODUCT. If, at the time of the first commercial sale of a PRODUCT by a party, its AFFILIATE or permitted (sub)licensee, such party has not paid all milestone payments (if any) listed in the applicable Paragraph under this Article 6 with respect to such PRODUCT, then at such time such party shall pay all such unpaid milestone payments (if any) listed in such Paragraph with respect to such PRODUCT.

     6.18 The manner in which statements and remittances of royalty and other payments are handled is as set forth in Article 13 hereof.

     6.19 CAT shall have the sole responsibility for payment, and shall pay all of CAT's THIRD PARTY ROYALTY OBLIGATIONS owed on PRODUCTS under this Agreement.

7.   TECHNOLOGY TRANSFER, TRAINING AND SUPPORT

     7.1 Within thirty (30) days of the Effective Date, CAT shall provide to HGS phage aliquots corresponding to the CAT ANTIBODY LIBRARY. Thereafter on a monthly basis, CAT shall provide to HGS sufficient phage aliquots to support HGS's research efforts. CAT shall provide updates, additions and improvements to the CAT ANTIBODY LIBRARY on annual basis during the [***] period commencing on the Effective Date, provided that if CAT makes any substantial update, addition or improvement to the CAT ANTIBODY LIBRARY, CAT shall provide such substantial update, addition or improvements to HGS within thirty (30) days.

     7.2 Within forty-five (45) days of the Effective Date, CAT will send to HGS facilities for a period of [***] an employee of appropriate experience and technical proficiency who will use reasonable efforts to train HGS employees in the use of the CAT ANTIBODY LIBRARY, including training in methods of phage antibody selection, phage amplification in E. Coli, and ELISA analysis of phage antibody specificity, high throughput analysis of protein tissue expression patterns using CAT's ProAb technology, and epitope function analysis and agonist/antagonist lead generation using CAT's ProxiMol technology, as far as such items may be capable of training.

     7.3 CAT shall provide to HGS at CAT's facilities [***] FTEs per year (including space and material supplies for such FTEs) for three years commencing on the Effective Date. Such FTEs, at HGS' direction, shall be available to perform phage antibody selection, phage amplification, ELISA analysis, antibody optimization, high throughput analysis of protein tissue expression patterns using CAT's ProAb technology, and epitope function analysis and agonist/antagonist lead generation using CAT's ProxiMol technology and other related activities. Subject to CAT's agreement which shall not be unreasonably withheld, HGS shall have the option to purchase additional CAT assistance at a rate of [***] per FTE during the three years commencing on the Effective Date, and thereafter at a mutually agreed upon rate.


          7.3.1 CAT shall appoint a project manager ("CAT PROJECT MANAGER") to supervise the work of the [***] FTEs and such CAT Project Manager shall coordinate with an HGS designated project leader ("HGS PROJECT LEADER") all work to be done pursuant to this Paragraph.

          7.3.2 Within thirty (30) days of the Effective Date, the HGS PROJECT LEADER, in consultation with the CAT Project Manager, shall prepare a six-month work plan for the [***] FTEs.

          7.3.3 The CAT PROJECT MANAGER shall be responsible for supervising the [***] FTEs and insuring that all diligent efforts are made to complete the objectives of the work plan in a timely and efficient manner.

          7.3.4 At least once a quarter, the HGS PROJECT LEADER and the CAT PROJECT MANAGER shall meet to discuss the progress made with respect to the work plan, and based on that progress, the HGS PROJECT LEADER shall prepare a work plan for the following six months.


     7.4 To assist CAT with the selection of CAT RESEARCH ANTIGENS, beginning July 1, 2001 and continuing throughout the RESEARCH TERM, HGS shall conduct searches of its functional genomic database and shall provide CAT with the results of such searches as set forth below:

          7.4.1 CAT shall provide to HGS specific therapeutic opportunities for which CAT wishes to identify proteins as potential CAT RESEARCH ANTIGENS and the criteria by which HGS should search its database. To assist CAT in formulating such searches. HGS shall make available to CAT an HGS bioinformatics specialist and an HGS scientist to work with CAT to identify search criteria for selecting HGS genes and proteins most likely to meet the specific therapeutic opportunities identified by CAT.


          7.4.2 HGS shall permit [***] CAT employees access to HGS personnel at HGS' facilities during normal business hours during the RESEARCH TERM for [***] per employee per year to design such searches of HGS' database for the sole purpose of identifying CAT RESEARCH ANTIGENS.

          7.4.3 HGS will screen its database using the mutually agreed upon search criteria to identify candidate genes, and will provide to CAT a list of [***] based on the search criteria. For each such gene, HGS will provide to CAT all data and information related to the gene and the protein encoded by the gene, which is owned by HGS with the right to grant access or to which HGS otherwise has the right to grant access, regarding (i) sequence data with respect to such gene and protein; (ii) the tissue or cellular distribution relating to such gene and protein; (iii) references to any literature publications; (iv) patent status (i.e., information related to HGS filing dates, priority claim(s) and any related patents and patents applications, and any non-confidential information known by HGS regarding THIRD PARTY patents and patent applications) related to such gene and protein; and (v) the biological function of such gene and protein that is derived from HGS' high throughput biological or functional assays or screens and DNA array analyses. HGS will not provide to CAT data and information resulting from HGS' research programs specifically directed toward individual genes or proteins.

8.   DOSSIER

     8.1 Subject to the terms and conditions of this Agreement, HGS and CAT shall obtain license rights under Paragraph 2.3 and 2.11 by being the first to exercise the applicable option in accordance with Paragraphs 3.1 and 5.3.

     8.2 A DOSSIER regarding ANTIBODIES to an antigen (whether an HGS ANTIGEN or a CAT RESEARCH ANTIGEN), at a minimum, shall contain the following information: (a) summaries of all research and pre-clinical development results available to the submitting party regarding the applicable antigen and ANTIBODIES directed thereto and (b) such information as is reasonably sufficient to demonstrate that one or more ANTIBODIES to such antigen satisfies the requirements of Exhibit B.

     8.3 Within [***] after HGS or CAT delivers to the other party the applicable notice of exercise and DOSSIER regarding ANTIBODIES to an antigen pursuant to Paragraph 3.1 or 5.3 (as applicable), the other party shall notify the submitting party if at least one (1) ANTIBODY to such antigen described in such DOSSIER meets the requirements of Exhibit B. The failure of the other party to respond within such period shall be deemed to be notification that at least one (1) such ANTIBODY to such antigen meets the requirements of Exhibit B.

     8.4 Within [***] after the receipt of any written notification pursuant to Paragraph 8.3 that a DOSSIER does not meet the requirements of this Agreement, the parties shall meet to discuss such notification. If the parties are unable to agree, within [***] after the receipt of any written notification pursuant to Paragraph 8.3, whether or not at least one (1) ANTIBODY to such antigen described in such DOSSIER meets the requirements of Exhibit B, the parties shall immediately submit such DOSSIER , and any supporting data that either party reasonably desires, to a neutral expert qualified to determine whether or not at least one (1) ANTIBODY to such antigen described in such DOSSIER meets the requirements of Exhibit B. If the parties remain unable to agree, [***] after the receipt of any written notification pursuant to Paragraph 8.3, whether or not at least one (1) ANTIBODY to such antigen described in such DOSSIER meets the requirements of Exhibit B, then either party shall have the right to submit such dispute to binding arbitration under Article 17.

     8.5 While a dispute is pending as to whether HGS or CAT is entitled to exclusive rights to an antigen and ANTIBODIES to such antigen, all notices and DOSSIERS submitted to HGS and CAT under this Agreement regarding ANTIBODIES to such antigen shall be dated and held and no rights shall be granted by either party hereunder to such antigen and ANTIBODIES to such antigen pending resolution of the dispute to such antigen and ANTIBODIES to such antigen.

     8.6 It is understood that any sequence ID number used under this Agreement is for identification purposes, and a claim to exclusivity to a given antigen shall include ANTIBODIES directed to all clones, sequences and polypeptides associated with each such antigen as to which rights are obtained under this Agreement and shall further include ANTIBODIES directed to muteins and fragments of such antigen.

9.   PRODUCT DILIGENCE

     9.1 HGS shall use reasonable efforts to actively research, develop and obtain regulatory approvals as expeditiously as reasonably practicable to market in major markets throughout the world at least one EXCLUSIVE HGS PRODUCT for each HGS ANTIGEN for which it has exercised its option under Paragraph 2.2 and has obtained a license under Paragraph 2.3, and following such approval to market such PRODUCT.

          9.1.1     During the term of this Agreement and for a period of five
(5) years thereafter, HGS shall keep complete and accurate records of its activities conducted under this Agreement regarding the commercialization of EXCLUSIVE HGS PRODUCTS and the results thereof. Within thirty (30) days after the end of each calendar year during the term of this Agreement, HGS shall prepare and provide CAT with a reasonably detailed written report of such activities and results, through such date.

          9.1.2    If the diligence requirements set forth in this Paragraph
9.1 are not met with respect to any EXCLUSIVE HGS PRODUCT, CAT shall have the right to terminate this Agreement pursuant to Paragraph 14.3 with respect to such EXCLUSIVE HGS PRODUCT.

     9.2 CAT shall use reasonable efforts to actively research, develop and obtain regulatory approvals as expeditiously as reasonably practicable to market in major markets throughout the world at least one EXCLUSIVE CAT PRODUCT for each CAT RESEARCH ANTIGEN for which it has exercised its option under Paragraph
2.10 and has obtained a license under Paragraph 2.11, and following such approval to market such PRODUCT.

            9.2.1    During the term of this Agreement and for a period of five
(5) years thereafter, CAT shall keep complete and accurate records of its activities conducted under this Agreement regarding the commercialization of EXCLUSIVE CAT PRODUCTS and the results thereof. Within thirty (30) days after the end of each calendar year during the term of this Agreement, CAT shall prepare and provide HGS with a reasonably detailed written report of such activities and results, through such date.

            9.2.2    If the diligence requirements set forth in this Paragraph
9.2 are not met with respect to any EXCLUSIVE CAT PRODUCT, HGS shall have the right to terminate this Agreement pursuant to Paragraph 14.3 with respect to such EXCLUSIVE CAT PRODUCT.

     9.3 In the event that a party or its AFFILIATE sells PRODUCT to a THIRD PARTY that also purchases other products or services from such party or its AFFILIATE, and such party or its AFFILIATE discounts the purchase price of such PRODUCT to a greater degree than it generally discounts the price of its other products to such customer, then in such case the NET SALES for the sale of such PRODUCT to such THIRD PARTY shall be deemed to equal the arm's length price that third parties would generally pay for such PRODUCT alone when not purchasing any other product or service from such party or its AFFILIATE. For purposes of this provision "discounting"" includes establishing the list price at a lower-than-normal level.

10.  CONFIDENTIALITY

     10.1 During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the CONFIDENTIAL INFORMATION of the other party, and shall not disclose, use or grant the use of the CONFIDENTIAL INFORMATION of the other party except on a need-to-know basis to such party's AFFILIATES, directors, officers and employees, such party's THIRD PARTY licensors of intellectual property rights (sub)licensed hereunder, and such party's consultants and collaborators, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the CONFIDENTIAL INFORMATION of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party's CONFIDENTIAL INFORMATION. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the CONFIDENTIAL INFORMATION of the other party and all copies thereof, provided, however, that each party shall have the right to retain one
         --------  -------
(1) copy for its legal files for the sole purpose of determining its obligations hereunder.

     10.2 No public announcement concerning (i) the existence or terms of this Agreement, (ii) research and/or discoveries made by one party, (iii) milestones achieved by one party, or (iv) exercise by one party of rights and options granted under this Agreement, shall be made, either directly or indirectly, by any other party to this Agreement without prior written notice and, except as may be legally required, or as may be legally required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. The party desiring to make any such public announcement shall inform the other party of the proposed announcement of disclosure at least five (5) business days prior to public release and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This Paragraph shall not apply to any information in a public announcement that is information essentially identical to that contained in a previous public announcement agreed to pursuant to this paragraph.

     10.3 The confidentiality obligations under Paragraphs 10.1 and 10.2 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that to the extent practicable, such
                        --------  -------
party (a) shall provide advance written notice thereof to the other party and consult with the other party prior to such disclosure with respect thereto, and
(b) shall provide the other party with
reasonable assistance, as requested by the other party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.

11.  INTELLECTUAL PROPERTY OWNERSHIP

     11.1 Nothing in this Agreement transfers or licenses any right, title or interest to CAT BACKGROUND IP or HGS BACKGROUND IP except as expressly set out herein.

     11.2 Any and all RESEARCH PROGRAM IP shall be owned by HGS from the moment of its development or other origination, and CAT hereby assigns and will assign any and all rights, title and interest in RESEARCH PROGRAM IP to HGS.

     11.3 Notwithstanding Paragraph 11.2, any and all IMPROVEMENTS shall be owned by the Party who owns the underlying technology to which the IMPROVEMENTS are made regardless of which Party makes the IMPROVEMENT.

12.  PATENT PROSECUTION AND LITIGATION


     12.1 In connection with the preparation, filing, prosecution (including oppositions) and maintenance of patents on RESEARCH PROGRAM IP related to EXCLUSIVE CAT PRODUCTS, HGS shall endeavor to obtain commercially reasonable patent protection (under the circumstances) in the RESEARCH PROGRAM IP and shall consider in good faith the interests of CAT in so doing. HGS (a) shall consult with CAT regarding the preparation of such patents, and shall implement all reasonable requests of CAT; (b) shall supply CAT with a copy of each such patent application as filed, together with notice of its filing date and serial number;
(c) shall consult with CAT regarding the prosecution and maintenance of such patents, and shall implement all reasonable requests of CAT; and (d) shall inform CAT promptly of the allowance and issuance of each such patent, together with the date and patent number thereof, and shall provide CAT with a copy of such patent as allowed and then as issued; and (e) shall prosecute all reexaminations and reissues as reasonably requested by CAT.

     12.2 If HGS elects to abandon any patent application (for which it does not file a continuation application), not to pursue the filing of any foreign patent application or not to maintain any patent directed to an EXCLUSIVE CAT PRODUCT, HGS shall give CAT written notice thereof not less than (90) days prior to the last day permitted to timely continue such patent application or to maintain
such patent and protect its rights under this Paragraph 12.2.   CAT shall have
the right, at its sole cost and in its sole cost and in its sole discretion, to assume control of the preparation, filing, prosecution (including oppositions) and maintenance of such patent application or patent.

     12.3 Each party shall cooperate with the other, execute all lawful papers and instruments and make all rightful oaths and declarations as may be reasonably necessary in the preparation, filing, prosecution and maintenance of the patents or any other rights related to RESEARCH PROGRAM IP.

     12.4 Both parties will provide the other reasonable assistance to enable the other to prepare, file, prosecute and maintain patents pursuant to this
Article 11.

     12.5 In the event of the institution of any suit by a THIRD PARTY,

          12.5.1    against CAT, its AFFILIATES or (sub)licensees (other than
HGS) to the extent it is for patent infringement involving the manufacture, use, import, offer for sale, sale, distribution or marketing of EXCLUSIVE CAT PRODUCT, CAT shall promptly notify HGS in writing. As between HGS and CAT, CAT shall be solely responsible for the cost and expense of such action and any liability that results therefrom.

          12.5.2    against HGS, its AFFILIATES or (sub)licensees (other than
CAT) to the extent it is for patent infringement involving the manufacture, use, import, offer for sale, sale, distribution or marketing of EXCLUSIVE HGS PRODUCT, HGS shall promptly notify CAT in writing. As between HGS and CAT, HGS shall be solely responsible for the cost and expense of such action and any liability that results therefrom.

The party defending an action under this Paragraph 12.5 shall have full control over the conduct of the action, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the rights of such other party.

     12.6 In the event that HGS or CAT becomes aware of actual or threatened infringement of a patent related to CAT BACKGROUND IP, HGS BACKGROUND IP or RESEARCH PROGRAM IP that claims an EXCLUSIVE CAT PRODUCT or EXCLUSIVE HGS PRODUCT, or the use thereof, that party shall promptly notify the other in writing. The owner of such patent shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith. If the owner of the patent does not commence a particular infringement action within ninety (90) days, the other party, after notifying the owner in writing, shall be entitled to bring such infringement action, in its own name and/or in the name of the patent owner, at its own expense to the extent that such party is licensed thereunder. The foregoing notwithstanding, in the event that an alleged infringer certifies pursuant to 21 U.S.C. (S) 355(b)(2)(A)(iv) against an issued patent related to CAT BACKGROUND IP, HGS BACKGROUND IP or RESEARCH PROGRAM IP that claims an EXCLUSIVE CAT PRODUCT or EXCLUSIVE HGS PRODUCT, or the use thereof, as between the patent owner and the owner of the product, the party receiving notice of such certification shall immediately notify the other party of such certification, and if fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. (S) 355(c)(3)(C), the owner of the patent fails to commence an infringement action, the party receiving notice, in its sole discretion, at its own expense and to the extent that it is licensed under the patent, shall be entitled to bring such infringement action in its own name and/or in the name of the patent owner. The party conducting an action under this Paragraph 12.6 shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other licensing party or licensed party if it would adversely affect the rights of such other party. The licensing party (i.e., the patent owner) and the licensed party (i.e., the owner of the product) shall reasonably assist one another and cooperate in any such litigation at the other's request, each such party paying its own costs and expenses. The party conducting the litigation shall reimburse the other party for its reasonable and actual out-of-pocket expenses incurred at the request of the party conducting the litigation for assisting in the litigation, which reimbursement shall be made within thirty (30) days of receipt by the party conducting the litigation of itemized invoices from the assisting party documenting such expenses.

     12.7 Any recovery made by a party as the result of an action for patent infringement it has conducted under Paragraph 12.6 shall be distributed as follows:

          (1) The party conducting the action shall recover its [***], and then shall reimburse the other party for any [***].

          (2) To the extent that the recovery from such action exceeds the total of item (a), [***]; provided, however, that to the extent
                                          --------  -------
                that (i) the recovery is based on an [***], and (ii) the party conducting the action would have incurred [***], the party to whom such [***] shall receive a proportion of the excess recovery corresponding to [***].

     12.8 The parties shall periodically keep one another reasonably informed of the status of their respective activities regarding any such litigation of settlement thereof.

     12.9 To the extent that the owner of a patent related to CAT BACKGROUND IP, or HGS BACKGROUND IP or RESEARCH PROGRAM IP also owns a product (for which human clinical trials or commercial sales have commenced) which is covered by a granted claim of said patent, the owner of said patent shall have the first right to seek extensions of the terms of the patent and to seek to obtain SPCs. If the owner of a patent does not own a product covered by a grant claim of said patent, then the owner of a PRODUCT (for which human clinical trials or commercial sales have commenced) which is licensed under and is covered by a granted claim of said patent shall have the right to seek extensions of the terms of the patent and to seek to obtain SPCs. Where more than one (1) product is covered by a granted claim of a patent, as between CAT and HGS, the patent owner shall have the right to seek extensions of the terms of the patent and to obtain SPCs, provided that the other party may submit to the patent owner, in writing, a request to obtain such extensions or SPCs. Each party shall reasonably assist the other in the obtaining of such extensions or SPCs.

13.  STATEMENTS AND REMITTANCES

     13.1 CAT and HGS, as the case may be, shall keep and require its AFFILIATES and (sub)licensees to keep complete and accurate records of all sales and calculations of all amounts owing hereunder. Each party shall have the right, at its expense, through an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the other party, to examine pertinent financial records during regular business hours upon advance written notice during the life of this Agreement and for twelve (12) months after its termination for the purpose of verifying and reporting to HGS or CAT as to the computation of the payments made hereunder not more than twenty four
(24) months prior to the date of such notice; provided, however, that such
                                              --------  -------
examination shall not take place more often than once a year; provided further that such accountant shall report only as to the accuracy of the statements and payments hereunder, including the magnitude and source of any discrepancy. CAT, HGS, and their respective AFFILIATES and (sub)licensees shall be required to maintain such records for twenty four (24) months. The accountant shall execute customary confidentiality agreements prior to any examination, reasonably satisfactory in form and substance to both parties, to maintain in confidence all information obtained during the course of any such examination, except for disclosure to the parties, as necessary for the above purpose. Each such examination conducted under this Paragraph 13.1 shall be at the expense of the party conducting such examination, unless a variation or error producing an increase exceeding [***] of the amount stated for any period is established in the course of any such examination, whereupon the reasonable out-of-pocket expenses of conducting such examination for such period will be paid by the other party.

     13.2 Within sixty (60) days after the close of each calendar quarter, CAT and HGS, as the case may be, shall deliver to the other party a true accounting of all amounts owing hereunder during such calendar quarter and shall at the same time pay all amounts due.

     13.3 All royalties and other payments due under this Agreement shall be payable in U.S. dollars.

     13.4 Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sales in each currency in which they are made and converting the resulting amount into United States dollars, at the rates of exchange as reported in The Wall Street
                                                               ---------------
Journal under the caption "Currency Trading" on the last business day in New
-------
York, New York of each royalty period.  If The Wall Street Journal ceases to be
                                           -----------------------
published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree. Such payments shall be without deduction of exchange, collection, or other charges. If, due to restrictions or prohibitions imposed by a national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and the parties will deal with such monies as the other party may lawfully direct at no additional out-of-pocket expense to the party owned the royalty. Notwithstanding the foregoing, if royalties cannot be remitted for any reason within six (6) months after the end of the calendar quarter during which they are earned, then the party owning the royalty shall be obligated to deposit the royalties in a bank account in Switzerland in the name of the other party. Each party shall deduct any taxes which the party is obligated to pay and/or withhold in a country based on royalties due to the other based on sales in such country from royalty payments due for such country under this Agreement and pay them to the proper authorities as required by applicable laws. Each party shall maintain official receipts of payment of any such taxes and forward these receipts to the other within sixty (60) days.

     13.5 All payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by CAT or HGS, whoever is to be the recipient of such funds.

     13.6 Any payment due from a party to the other party under this Agreement that is not paid on the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the prime rate as reported in The Wall
                                                                   --------
Street Journal as published under the caption "Money Rates" in New York, New
--------------
York, on the date such payment is due, plus an [***], or (b) the maximum rate permitted by applicable law, in each case calculated on the number of days such payment is delinquent. If The Wall Street Journal ceases to be published, then the prime rate to be
   -----------------------
used shall be that reported in such other business publication of national circulation in the United States as the parties reasonably agree. This Section
13.6 shall in no way limit any other remedies available to a party.

14.  TERM AND TERMINATION

     14.1 This Agreement shall come into effect as of the Effective Date, and unless earlier terminated as provided in this Article 14, shall remain in full force and effect until the last to expire of the parties' respective royalty obligations under this Agreement.

     14.2 Upon written notice, HGS may terminate at any time the license granted by CAT to HGS with respect to a specific EXCLUSIVE HGS PRODUCT, and HGS shall not have any further obligation to CAT with respect to such product. Upon written notice, CAT may terminate at any time the license granted by HGS with respect to a specific EXCLUSIVE CAT PRODUCT and CAT shall not have any further obligation to HGS with respect to such product.

     14.3 A party shall have the right to terminate this Agreement with respect to any PRODUCT (a) upon the breach by the other party of the other party's obligations to pay any amounts owing hereunder with respect to such PRODUCT, if such breach is not cured within thirty (30) days after receipt of written notice from such party thereof, or (b) upon the material breach by the other party of the other party's obligations under Article 9 with respect to such PRODUCT, if such breach is not cured within sixty (60) day after receipt of written notice from such party thereof. Notwithstanding the foregoing, a party may not terminate this Agreement during the pendency of an arbitration proceeding under this Agreement in which the other party reasonably contests whether a royalty or other amount is due hereunder, or whether it has failed to meet its obligations under Article 9.

     14.4 A party shall have the right to terminate this Agreement in its entirety (a) upon the breach by the other party of the other party's obligations to pay any amounts owning hereunder, if such breach is not cured within thirty
(30) days after receipt of written notice from such party thereof, or (b) upon the material breach by the other party of the other party's obligations (other than obligations under Article 9 or obligations to pay any amounts owing hereunder), if such breach is not cured within sixty (60) days after receipt of written notice from such party thereof. Notwithstanding the foregoing, a party may not terminate this Agreement during the pendency of an arbitration proceeding under this Agreement in which the other party reasonably contests whether a royalty or other amount is due hereunder, or whether it has failed to satisfy its other obligations hereunder.

     14.5 Notwithstanding expiration or termination of this Agreement, the rights and obligations of the parties under Articles 10, 11, 12, 13, 14, 16, and 18, shall survive such expiration or termination, as well as any provision not specified in this Paragraph 14.5 which is expressly stated to survive termination of this Agreement. Upon expiration of a party's royalty obligations under this Agreement with respect to a product, the licenses granted with respect to such PRODUCT under CAT BACKGROUND IP, HGS BACKGROUND IP and RESEARCH PROGRAM IP (as applicable) shall survive on a non-exclusive basis. Upon termination of this Agreement (other than termination as to a PRODUCT as a result of a breach of Article 9), whether as to any PRODUCT or in its entirety, if the (sub)licensee of a party with respect to a Product hereunder requests by written notice to the other party hereunder within thirty (30) days after the effective date of such termination, the other party shall grant to such
(sub)licensee a direct license with respect to such PRODUCT on the applicable terms and conditions of this Agreement, provided that such (sub)licensee agrees in writing to be bound by such terms and conditions.

     14.6 The provisions of Paragraphs 14.3 and 14.4 shall not limit the rights and remedies that may be otherwise available to a party under this Agreement, at law or in equity.

15.  WARRANTIES AND REPRESENTATIONS

     15.1 Each of HGS and CAT hereby represents, warrants and covenants to the other, as of the date of this Agreement, as follows:

          15.1.1 it is a corporation duly organized and validity existing under the laws of the state of its incorporation;

          15.1.2 the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

          15.1.3 it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the right, power and authority to grant the licenses under Article 2;

          15.1.4 the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof to such party's best knowledge does not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

          15.1.5 this Agreement constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor's rights and to the availability of particular remedies under general equity principles.

     15.2 After the Effective Date, (a) HGS shall not enter into any agreement, or amend, modify, restate or waive any provisions of any other agreement to which it is or becomes a party, that would materially and adversely affect the rights and licenses granted to CAT, and (b) CAT shall not enter into any agreement, or amend, modify, restate or waive any provisions of any agreement to which it is or becomes a party, that would materially and adversely affect the rights and licenses granted to HGS.

     15.3 NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT INCLUDED WITHIN CAT BACKGROUND IP, HGS BACKGROUND IP OR RESEARCH PROGRAM IP ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE OR THE EXERCISE OF HGS BACKGROUND IP, CAT BACKGROUND IP or RESEARCH PROGRAM IP PROPERTY DOES

NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES. A HOLDING OF INVALIDITY OR UNENFORCEABILITY OF ANY SUCH PATENT, FROM WHICH NO FURTHER APPEAL IS OR CAN BE TAKEN, SHALL NOT AFFECT ANY OBLIGATION HEREUNDER, BUT SHALL ONLY ELIMINATE ROYALTIES OTHERWISE DUE UNDER SUCH PATENT FROM THE DATE SUCH HOLDING BECOMES FINAL.

     15.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN HGS AND CAT MAKE NO REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

     15.5 Each party shall use any materials provided by the other party under this Agreement in compliance with all applicable laws and regulations.

16.  INDEMNIFICATION

     16.1 CAT shall defend, indemnify and hold harmless HGS, its AFFILIATES, licensors of HGS and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, actions or proceedings by any THIRD PARTY which are made or instituted against any of them arising out of the development, manufacture, possession, distribution, use, testing, sale or other disposition of any EXCLUSIVE CAT PRODUCT by or through CAT, its AFFILIATES or any THIRD PARTY granted rights by CAT under this Agreement. CAT's obligation to defend, indemnify and hold harmless shall include claims, demands, actions or proceedings, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of an indemnified party. CAT shall have the exclusive right to control the defense of any action which is to be indemnified in whole by CAT hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS and the indemnified parties hereunder, and to settle any claim, demand, action or proceeding, provided that, without the prior written consent of HGS (which shall not be unreasonably withheld or delayed), CAT shall not agree to settle any claim, demand, action or proceeding, to the extent such settlement would have a material adverse effect on HGS. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and CAT's obligations hereunder shall apply whether or not such claims are rightfully brought. CAT shall require each (sub)licensee hereunder to agree to indemnify HGS, in a manner consistent with this Paragraph 16.1.

     16.2 HGS shall defend, indemnify and hold harmless CAT, its AFFILIATES, licensors of CAT and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, actions or proceedings by any THIRD PARTY which are made or instituted against any of them arising out of the development, manufacture, possession, distribution, use, testing, sale or other disposition of any EXCLUSIVE HGS PRODUCT or HGS RESEARCH PRODUCT by or through HGS, its AFFILIATES or any THIRD PARTY granted rights by HGS under this Agreement. HGS' obligation to defend, indemnify and hold harmless shall include claims, demands, actions or proceedings, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of an indemnified party. HGS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HGS hereunder, including the right to select counsel reasonably acceptable to CAT to defend CAT and the indemnified parties hereunder and to settle any claim, demand, action or proceeding, provided that, without the prior written consent of CAT (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim, demand, action or proceeding to the extent such claim, demand, action or proceeding has a material adverse effect on CAT. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and HGS' obligation hereunder shall apply whether or not such claims are rightfully brought. HGS shall require each (sub)licensee hereunder to agree to indemnify CAT in a manner consistent with this Paragraph 16.2.

     16.3  A person or entity that intends to claim indemnification under this
Article 15 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any claim, demand, action or proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the other party; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if the Indemnitor does not assume the defense or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts of interest between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 15 shall not apply to amounts paid in settlement of any claim, demand, action or proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 15, but failure to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 15. The Indemnitee under this
Article 15, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigations of any claim, demand, action or proceeding covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

17.  FORCE MAJEURE

     17.1 If the performance by a party of any obligation under this Agreement (other than an obligation for the payment of money) is prevented, restricted, interfered with or delayed by reason of any reasonably unforeseeable cause beyond the reasonable control of the party liable to perform, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay by such reasonably unforeseeable cause beyond its reasonable control, provided that the affected party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.



18.  DISPUTE RESOLUTION

     18.1 All other disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement and including disputes relating to pre-contractual representations shall be in the first instance referred to the respective Chief Executive Officers of the Parties. If they fail to agree then any dispute shall be settled by arbitration as follows:

     18.2 The arbitration shall be conducted in the English language in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (ICC). The arbitration shall be conducted by one arbitrator chosen by mutual agreement of the parties. If the parties are unable to agree on an arbitrator, they shall each pick one arbitrator and the two arbitrators shall choose a third arbitrator. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. Any arbitration proceeding instituted under this Agreement shall be brought in London, England if instituted by HGS and in Washington D.C. if instituted by CAT.

     18.3 Any award rendered by the arbitrator(s) shall be final and binding upon the parties hereto. Judgement upon the award may be entered in any court of record of competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator(s) shall be equally shared unless the arbitrator(s) assesses as part of his, her or their award all or any part of the arbitration expenses of one party (including reasonable attorneys' fees) against the other party.

     18.4 The award of the Arbitration Tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement.

     18.5 This Agreement shall be construed and enforced in accordance with the laws of the State of New York (with reference to the conflicts of law principles thereof).

19.  ENTIRE AGREEMENT

     19.1 This Agreement (including Exhibits A, B, C and D) and together with the SUBSCRIPTION AGREEMENT, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all previous writings, understandings, representations and agreements, except for the Collaboration Agreement dated August 9, 1999 between the parties. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

20.  NOTICES

     20.1 Any notice required or permitted under this Agreement shall be in writing, and shall be delivered to the following addresses of the parties:

     HUMAN GENOME SCIENCES, INC.
     9410 Key West Avenue
     Rockville, Maryland 20850
     Attention:  Business Development
     Fax:  301-762-5181

     copy to:

     HUMAN GENOME SCIENCES, INC.
     9410 Key West Avenue
     Rockville, Maryland  20850
     Attention:  General Counsel
     Fax:  301-309-8439

     CAMBRIDGE ANTIBODY TECHNOLOGY LTD.
     The Science Park

     Melbourn, Cambridgeshire SG8 6JJ
     Attn:  Company Secretary
     Fax:  (44) 1763 263413


     20.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

21.  ASSIGNMENT AND CHANGE OF CONTROL

     21.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the parties and their respective permitted assignees and successors in interest. Neither this Agreement nor any interest hereunder shall be assignable by a party without the prior written consent of the other party and any attempted assignment contrary to this Paragraph 21.1 shall be void and without force and effect. Notwithstanding the foregoing, a party may assign this Agreement and all of its rights and obligations hereunder to any AFFILIATE or to any THIRD PARTY in connection with the transfer or sale of all or substantially all of its business, or to which it may transfer all or substantially all of its assets to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction, without obtaining the consent of the other party, provided that the assigning party remains liable under this Agreement and that the THIRD PARTY assignee or surviving entity assumes in writing all of its obligations under this Agreement.



     21.2 Notwithstanding Paragraph 21.1, (a) if CAT is acquired by a Pharmaceutical Company (as defined below), transfers or sells all or substantially all of its business or its assets to which this Agreement relates to such a company, or in the event of its merger, consolidation, change in control or similar transaction with such a company, then CAT shall have no further ability to require HGS to search its database as provided in Paragraph 7.4, but CAT shall still have the right to designate CAT RESEARCH ANTIGENS based on information available in public databases or other databases to which CAT may have lawful access; and (b) if HGS is acquired by a Pharmaceutical Company, transfers or sells all or substantially all of its business or its assets to which this Agreement relates to such a company, or in the event of its merger, consolidation, change in control or similar transaction with such a company, HGS shall no longer have the right to grant a license to a THIRD PARTY for an antibody pursuant to Paragraph 2.7, although HGS shall have the right to grant such a license if HGS exercises its option under Article 3 and such license is subject to the terms and conditions of such option. For the purposes of this paragraph, a Pharmaceutical Company shall mean a pharmaceutical or biotechnology company whose business includes any material segment involved in the discovery, development and/or enhancement of pharmaceutical products and their subsequent licensing, production, distribution and/or sale and/or the carrying out of biological, chemical, biochemical, pharmaceutical, medical and/or scientific research.

22.  COUNTERPARTS

     22.1 This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

23.  WAIVER

     23.1 Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     23.2 Notwithstanding the foregoing, in the event CAT or HGS challenges whether any payments contemplated hereunder (including, without limitation royalties or milestones) are due, it shall have the right, but not the obligation, to make such payments under protest (reserving all rights hereunder) pending resolution of such dispute.

24.  INDEPENDENT RELATIONSHIP

     24.1 Nothing herein contained shall create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. No party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

25.  FURTHER ACTIONS

     25.1 Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the Effective Date.

     CAMBRIDGE ANTIBODY TECHNOLOGY LTD.


     BY:  /s/ David J.  Chiswell
          ----------------------
          David J. Chiswell, Ph.D.
          Chief Executive Officer


     HUMAN GENOME SCIENCES, INC.


     BY:  /s/ Arthur M.  Mandell
          ----------------------
          Arthur M. Mandell
          Senior Vice President, Corporate and
           Business Development

                                   EXHIBIT A

                  EXISTING CAT THIRD PARTY ROYALTY OBLIGATIONS

1. License Agreement, dated January 7, 1997, between CAT and MRC, with certain royalty rates, as may be amended from time to time which shall include all royalty payments due to The Scripps Research Institute and Stratagene pursuant to an agreement dated 25 June 1999 (the AMRC License").

2. Therapeutic Antibodies Agreement, dated December 31, 1997, between CAT and Dyax Corp., with a royalty rate of [***], as may be amended from time to time (the "Dyax License").

3. Diagnostic Antibodies Agreement, dated December 31, 1997, between CAT and Dyax Corp., with a royalty rate of [***], as may be amended from time to time (the "Dyax License").

                                   EXHIBIT B
              Requirements for Claiming Exclusivity to an Antigen

Pursuant to Paragraph 8.2, a DOSSIER must demonstrate that one or ANTIBODIES to an antigen meets the following criteria:

[***]

                                   EXHIBIT C
[***]

                                   EXHIBIT D

                          THIRD PARTY LICENSE RELATED
                               DISPUTE RESOLUTION


In the event of any dispute under Paragraph 2.8, the parties shall submit the dispute to binding arbitration.

Arbitration shall be initiated by CAT notifying HGS of its claimed dispute and proposing its proposed resolution and the basis in facts between the parties and law for the proposed resolution. The other shall respond to the claimed dispute and shall either agree with other parties proposed solution or shall make a counter proposal based upon its assertion of facts and law as to the resolution of the dispute. If the initiating party is dissatisfied with the response of the receiving party, or the receiving party makes no response within five (5) working days, the initiating party may convene a one day arbitration panel by demand to the receiving party. Within three (3) working days of dispatch and receipt of the demand for arbitration each party shall submit to the other three
(3) names of qualified arbitrators, not in conflict of interest in the matter and willing to serve on an arbitration panel. In the event either party fails to nominate an appropriate list of potential arbitrators, one of any three (3) approximately nominated arbitrators may be selected to nominate three additional arbitrators on behalf of the non-responding party, who shall thereby become the nominees of such party.

The arbitration shall proceed in twenty give (25) business days by CAT selecting from the six (6) nominated arbitrators one (1) arbitrator. The receiving party shall nominate one (1) arbitrator from the list of arbitrators. The appointed arbitrators shall jointly nominate the third arbitrator. In the event of failure of a party to nominate an arbitrator, the already nominated arbitrator(s) shall make the selection not made.

The arbitration shall be held in not more than 3 working days with briefs of not more than ten (10) pages and not more than one hour's oral argument of each of the parties in support of each party's proposed resolution. The resolution of dispute shall be made by the three (3) arbitrator panel selecting one (1) of the two (2) proposed resolutions on behalf of the prevailing party. Such proposed resolution shall be the judgment of the arbitration panel. There shall be no judicial appear or reconsideration of the ruling of the arbitrators panel, which shall be immediately and specifically enforceable against both parties. The losing party shall pay all of the costs of the arbitration including reasonable-attorney's fees.

DISCLOSURE LETTER PURSUANT TO CLAUSE 5.2 OF THE
SUBSCRIPTION AGREEMENT DATED 29 FEBRUARY 2000

---------------------------------------------------------------------------------------------------
Cambridge Antibody Technology
---------------------------------------------------------------------------------------------------
Share Capital disclosure as at 29 Feb 2000
---------------------------------------------------------------------------------------------------
Issued share capital - ordinary shares of 10p
---------------------------------------------------------------------------------------------------
Issued share capital - ordinary shares of 10p (per 1999 accounts)
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
Shares under option:
---------------------------------------------------------------------------------------------------
As at 30 September 1999 (see attached extract from 1999 annual report):
---------------------------------------------------------------------------------------------------
Options to Directors, consultants and employees
---------------------------------------------------------------------------------------------------
Contractual options
---------------------------------------------------------------------------------------------------
Options lapsed post 30 September 1999 (leavers)
---------------------------------------------------------------------------------------------------
Options granted to directors and staff December 1999 (note)
---------------------------------------------------------------------------------------------------
Options exercised - Dec 29                                                          (209,620)
                                                                                  -----------
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Shares issued to Monsanto Europe
---------------------------------------------------------------------------------------------------

In addition to a further 74,743 shares are issuable to The Scripps Research
Institute pursuant to a corporate agreement

Note:

These options were granted at a price of 287p per share and are exercisable between 3 Dec 2002 and Dec 2006

---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------

29 February 2000

Called-up share capital and share premium contract
Certain options were granted in one scheme in parallel with options in a different scheme under arrangements whereby the exercise of options in one scheme would cause a corresponding number of options to lease in the other scheme.
Where relevant pairs of linked options are counted as a single option.

There also existed warrants which were issued to a shareholder giving the holder an entitlement to subscribe for shares and certain contractual rights to subscribe for shares

Up to a further 149,486 shares are issuable to The Scripps Research Institute and Stratagene pursuant to a corporate agreement. These shares are not included in the figures given below.

At 30 September 1999 the various share options, warrants and rights were as follows:


                                                                                                                     Minimum number
------------------------------------------------------------------------------------------------------------------------------------
Options to Directors, consultants and employees  2,148,006
Warrants to a shareholder  50,000
Contractual options    25,500
------------------------------------------------------------------------------------------------------------------------------------
Total  2,223,506
------------------------------------------------------------------------------------------------------------------------------------
                             Earliest price     Earliest date exercisable  Latest date exercisable    Number     Number
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Old schemes                  (Pounds)1.28       15 September 1996          14 September 2003          1          80,350
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)1.28       13 September 1997          12 September 2004          1          37,500
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)1.28           28 April 1998              27 April 2005          1         227,422
------------------------------------------------------------------------------------------------------------------------------------
                                  US$5.05           28 April 1998              28 April 2005                     27,025
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)2.97           12 March 1999              12 March 2003                     87,500
------------------------------------------------------------------------------------------------------------------------------------
                                  US$4.80           19 April 1999              19 April 2006          2         225,000
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)2.98             10 May 1999                 9 May 2006          1          40,000
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)3.00        4 September 1999           3 September 2006        1.3         360,000
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)3.00       16 December 1999           15 December 2003           4         150,000
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
CSOP                         (Pounds)5.00          24 March 2000              23 March 2004           4         135,540
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.00          24 March 2000              23 March 2007           4         131,960
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.58            2 June 2000                1 June 2004           4           3,584
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.58            2 June 2000                1 June 2007           4          25,536
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.00       19 December 2000           18 December 2004           4         141,800
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.00       19 December 2000           18 December 2007           4      108,000
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.00           25 June 2001               24 June 2008           4       90,000
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)5.00            2 July 2001                1 July 2008           4        2,500
------------------------------------------------------------------------------------------------------------------------------------
CSOP - granted in year       (Pounds)5.00       27 November 2001           26 November 2008           4        17,500
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)2.42       27 November 2001           26 November 2005           4       180,828
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)2.42       27 November 2001           26 November 2008           4        69,711
------------------------------------------------------------------------------------------------------------------------------------
                             (Pounds)2.10            28 May 2002                27 May 2009           4         6,750
                                                                                                               ------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            2,148,006
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1 Includes linked options.
2 Staged exercise.
3 87,500 subject to conditions.
4 Subject to conditions.

A shareholder held a warrant to subscribe for 50,000 shares at $4.80 which expired on 18 October 1999.
Certain consultancy agreements contain the right to subscribe, subject to conditions for up to 25,500 shares at ,3 per share
____________________________________  ____________________________
------------------------------------------------------------------------------------------------------------------------------------